Exhibit 99.1

Mesa Offshore Trust Announces Dissolution of Mesa Offshore Royalty Partnership

MESA OFFSHORE TRUST
JPMorgan Chase Bank, N.A., Trustee
NEWS
RELEASE

For Immediate Release

Austin, Texas June 28, 2010 - Mesa Offshore Trust (OTC BB symbol: MOSH.OB) announced today that Pioneer Natural Resources USA, Inc. (“Pioneer”), in its capacity as Managing General Partner of Mesa Offshore Royalty Partnership (the “Partnership”), informed the Trustee that it filed a Certificate of Termination with the Secretary of State of the State of Texas on June 23, 2010 and the Partnership was dissolved in accordance with the First Amended and Restated Articles of General Partnership and with the settlement agreement.  Pioneer also advised the Trustee that it does not anticipate recovering any potential remaining payments that might otherwise be forthcoming in favor of the Partnership due to outstanding liabilities owed by the Partnership.  The Partnership was owned 99.99% by the Trust and 0.01% by Pioneer.

The Trustee will continue to act as Trustee and exercise its powers for the purpose of liquidating and winding up the affairs of the Trust at its termination until its duties have been fully performed and the Trust estate is finally distributed.  In accordance with the Trust Indenture, the Trustee will as promptly as possible distribute the remaining assets in the Trust estate (including settlement proceeds), after paying, satisfying and discharging all of the liabilities of the Trust, or, when necessary, setting up reserves in such amounts as the Trustee in its discretion deems appropriate for contingent liabilities.  The Trustee currently anticipates that it will pay current liabilities and determine such reserves for other liabilities during the first week of July 2010, determine and announce the final liquidating distribution, and make payment of the final liquidating distribution by the end of July 2010.  As previously announced as part of the liquidation and termination of the Trust, the Trustee set February 22, 2010 as the record date for unit holders entitled to payments of any final liquidating distributions.  Accordingly, the Trustee will make payment of this final liquidating distribution only to unitholders of record as of February 22, 2010.

Contact:	Mesa Offshore Trust
JPMorgan Chase Bank, N.A., as Trustee
Mike Ulrich
1(800) 852-1422

www.businesswire.com/cnn/mosh.htm

919 Congress Avenue, Austin, TX 78701